FORM OF SEVERANCE AND CHANGE-IN-CONTROL AGREEMENT
THIS SEVERANCE AND CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), dated as of _____________________, 2019 (the “Effective Date”), is made by and between Aaron’s, Inc., a corporation organized under the laws of the State of Georgia (the “Company”) and ________________ (“Executive”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a termination of employment or the occurrence of a Change in Control (as defined hereinbelow) of the Company;
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders; and
WHEREAS, the Board further believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits upon a Change in Control to provide Executive with enhanced financial security and incentive to remain with the Company.
NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the Company and Executive agree as follows:
SECTION I
DEFINITIONS
For the purposes of this Agreement the following definitions shall apply:
1.1“Accrued Obligations” means the sum of (a) Executive’s Annual Salary through the Date of Termination to the extent not already paid, and (b) Executive’s business expenses that are reimbursable in accordance with the Company’s policies and for which Executive submits for reimbursement within thirty (30) calendar days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination.
1.2“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.
1.3“Annual Bonus” means Executive’s annual bonus under the Company’s or Affiliate’s annual bonus program, as in effect from time to time, in which Executive is covered, if any.
1.4 “Annual Salary” means Executive’s annual base salary, exclusive of any bonus pay, commissions or other additional compensation, in effect on the Date of Termination.
1.5“Board” means the Board of Directors of the Company.
1.6“Cause” means:
(a)the commission by Executive of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction);
(b)the willful engaging by Executive in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company or an Affiliate, monetarily or otherwise; or
(c)the willful and continued failure or habitual neglect by Executive to perform Executive’s duties with the Company or an Affiliate substantially in accordance with the operating and personnel policies and procedures of the Company or Affiliate generally applicable to all of their employees.
No act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company and/or an Affiliate. “Cause” under either (a), (b) or (c) shall be determined by the Board in its sole discretion.
1.7“Change in Control” means:
(a)The acquisition (other than from the Company) by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (but without regard to any time period specified in Rule 13d-3(d)(l)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b)A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c)Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Provided, however, a Change in Control shall not be deemed to occur unless the Transaction also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder.
1.8“Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary thereof.
1.9“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
1.10“Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.11“Company” means Aaron’s, Inc., its successors and assigns, or, following a Change in Control, the surviving entity resulting from such event.
1.12 “Date of Termination” means the effective date of Executive’s termination of employment with the Company or its Affiliates.
1.13“Disability” shall be deemed the reason for the termination by the Company of Executive’s employment if Executive, due to physical or mental injury or illness, is unable to perform the essential functions of Executive’s position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the Americans with Disabilities Act. Eligibility for disability benefits under any policy for long-term disability benefits provided to Executive by the Company, or a determination of total disability by the Social Security Administration, shall conclusively establish Executive’s Disability. Any purported termination for Disability that does not follow the notice provisions set forth in Section 1.15 shall be deemed not to be a termination for Disability.
1.14“Good Reason” means, without Executive’s express written consent, the occurrence of any of the following circumstances:
(a)A material diminution in Executive’s Annual Salary other than as a result of an across-the-board base salary reduction similarly affecting other executives of the Company;
(b)A material diminution in Executive’s authority, duties, or responsibilities;
(c)A material change in the geographic location at which Executive must perform services for the Company or its Affiliates (for this purpose, the relocation of Executive’s principal office location to a location more than fifty (50) miles from its current location will be deemed to be material); or
(d)A material breach of this Agreement by the Company;
provided that any of the events described above shall constitute Good Reason only if (i) Executive provides the Company written notice of the existence of the event or circumstances constituting Good Reason (with sufficient specificity for the Company to respond to such claim) within sixty (60) days of the initial existence of such event or circumstances, (ii) Executive cooperates in good faith with the Company’s efforts to cure such event or circumstance for a period not less than thirty (30) days following Executive’s notice to the Company (the “Cure Period”), (iii) notwithstanding such efforts, the Company fails to cure such event or circumstances prior to the end of the Cure Period, and (iv) Executive terminates employment with the Company and all Affiliates of the Company within sixty (60) days after the end of the Cure Period.
1.15“Notice of Termination” means the written notice of termination of Executive’s employment that is communicated in accordance with Article VIII of the Agreement. If the Company terminates Executive for Cause or Disability, the Notice of Termination shall specify in reasonable detail the grounds for the termination for Cause or Disability; provided that Executive’s employment shall terminate immediately upon Executive’s death and a Notice of Termination shall not be required.

1.16“Section 409A” shall mean Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury.
1.17“Target Bonus” means Executive’s annual target bonus under the Company’s or Affiliate’s annual bonus program, as in effect from time to time, in which Executive is covered, if any.

SECTION II
TERM OF AGREEMENT
2.1This Agreement shall become effective on the Effective Date and shall continue in effect for a three (3) year term (the “Term”). To the extent not previously terminated, the Term shall be automatically renewed for successive one (1) year periods upon the terms and conditions set forth herein, commencing at the end of the initial Term, and on each annual anniversary thereafter, unless either party gives the other party notice at least ninety (90) calendar days prior to the end of such initial or applicable renewal Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any renewal thereof. Notwithstanding the foregoing, upon the execution of a definitive agreement for a Change in Control or the consummation of a Change in Control, the Term shall be automatically extended so that the Term shall continue in full force and effect until the second anniversary of the consummation of the Change in Control. If the definitive agreement for the Change in Control is terminated prior to consummation, the automatic extension described in the previous sentence shall not apply. Executive’s employment with the Company is “at will” and may be terminated by the Company for any reason in its sole and absolute discretion in accordance with any applicable provision of Article III and the payment or provision of such benefits as may be required under this Agreement.

SECTION III
SEVERANCE PAYMENTS AND BENEFITS
3.1Change in Control Protection Period.
a.During the Term, if, during a Change in Control Protection Period, (1) the Company shall terminate Executive’s employment other than for Cause, Disability or death, or (2) Executive shall terminate employment for Good Reason, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:
i.Severance Payments. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum payment in an amount equal to two (2) times the sum of (x) Executive’s Annual Salary in effect immediately prior to the Date of Termination or, if higher, immediately prior to the Change in Control, plus (y) Executive’s Target Bonus in effect immediately prior to the Date of Termination or, if higher, immediately prior to the Change in Control.
ii.Bonus for Year of Termination. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum cash payment in an amount equal to the product of (x) the average Annual Bonus earned by Executive for the two (2) calendar years immediately preceding the year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty five (365).
iii.Vacation. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum cash payment in an amount equal to Executive’s accrued, unused vacation time (if any), to the extent not previously paid.
iv.COBRA Payments. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum payment in an amount equal to the product of (x) Executive’s monthly premium amount for health insurance continuation coverage for Executive and Executive’s eligible dependents under COBRA (based on the monthly premium rate for such coverage in effect on the Date of Termination) and (y) twenty four (24).
v.Stock Options and Other Equity Awards. As of the Date of Termination, any and all outstanding stock options, stock appreciation rights, restricted stock units and other equity based awards granted to Executive under any Company stock plan shall be become fully vested (to the extent not already then vested) and exercisable or settled, as applicable, to the extent provided under the terms of the applicable Company stock plan and award agreements.
In the event of Executive’s death following the Date of Termination and before all payments or benefits Executive is entitled to receive under this Section 3.1 have been paid, such unpaid amounts will be paid to Executive’s estate in a lump-sum payment within thirty (30) days following Executive’s death.
b.If (i) Executive is terminated by the Company without Cause, or an event constituting Good Reason occurs, following the public announcement of a definitive agreement that, when consummated, would constitute a Change in Control, and (ii) such Change in Control is consummated, then the termination or event constituting Good Reason will be deemed to occur within the Change in Control Protection Period, and Executive may exercise Executive’s rights under Section 3.1 following the consummation of such Change in Control.
3.2Outside of Change in Control Protection Period.
a.If, during the Term, (1) the Company shall terminate Executive’s employment other than for Cause, Disability or death, or (2) Executive shall terminate employment for Good Reason, in either case other than during a Change in Control Protection Period, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:
i.Annual Salary and Target Bonus Continuation Payments. Commencing on the Company’s first normal payroll date which is on or immediately follows the sixtieth (60th) day following the Date of Termination, Executive will (x) continue to receive Executive’s Annual Salary in effect immediately prior to the Date of Termination for a period of twenty four (24) months following the Date of Termination, and (y) be paid an amount equal to one-twelfth (1/12th) of the Executive’s Target Bonus in effect on the Date of Termination in each of the twenty four (24) months following the Date of Termination, payable in normal payroll periods, in the same manner as it was paid as of the Date of Termination, and no less frequently than monthly; provided, however, any payments that would otherwise be payable during the period following the Date of Termination until the payment commencement date shall be accumulated without interest and paid on such commencement date.
ii.Vacation. On the sixtieth (60th) day following the Date of Termination, Executive will be paid a lump sum cash payment in an amount equal to Executive’s accrued, unused vacation time (if any), to the extent not previously paid.
In the event of Executive’s death following the Date of Termination and before all payments or benefits Executive is entitled to receive under this Section 3.2 have been paid, such unpaid amounts will be paid to Executive’s estate in a lump-sum payment within thirty (30) days following Executive’s death.
3.3Voluntary Resignation without Good Reason. If, during the Term, Executive voluntarily resigns Executive’s employment without Good Reason, Executive will be paid the Accrued Obligations. No additional amounts or benefits shall be payable or provided under this Agreement.
3.4Termination Due to Disability or Death. If Executive’s employment with the Company is terminated due to Executive’s Disability or death, Executive (or the Executive’s estate, if applicable) will be paid the Accrued Obligations and an additional amount equal to the product of (x) Executive’s Annual Bonus for the year in which the Date of Termination occurs based on actual results, and (y) a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty five (365). The pro rata Annual Bonus, if any, will be paid at the same time such amount would otherwise have been paid to Executive. No additional amounts or benefits shall be payable or provided under this Agreement.
3.5Release. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any benefits to Executive under Section 3.1, 3.2, 3.3 or 3.4 hereof unless: (a) Executive first executes no later than forty-five (45) calendar days after the Date of Termination a general release of the Company and Affiliates and their respective employees, officers and directors in such form as is requested by the Company, (b) Executive does not revoke such general release within seven (7) days after signature, and (c) the release becomes effective and irrevocable in accordance with its terms.
3.6Exclusive Severance Benefit. Notwithstanding anything contained in this Agreement to the contrary, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any benefits under the Executive Severance Pay Plan of Aaron’s, Inc. (as may be in effect from time to time) or any other severance or reduction-in-force plan, program, policy, agreement or other similar arrangement maintained by the Company or an Affiliate from time to time and in lieu of any severance or separation pay benefit that may be required under applicable law; provided, however, the exclusion provided in this Section 3.6 shall not include any equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may provide benefits upon the termination of Executive’s employment. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement.
3.7Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
3.8Coordination with WARN Act. To the extent that the Company determines that Executive’s termination may be subject to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local law regarding mass employment separations (collectively, “WARN Act”), notwithstanding any other provision of this Agreement, the Company shall endeavor to comply with the WARN Act, to the extent applicable, by giving notice of the termination (“WARN Act Notice”) at least sixty (60) days in advance of the termination date. The period between the WARN Act Notice date and the termination date is hereinafter referred to as “WARN Act Notice Period.” The Company’s determination that Executive may be subject to the

WARN Act and/or any corresponding actions taken or statements made are not an admission or indication that any WARN Act or WARN Act obligations are applicable, triggered, invoked or owed and do not waive or otherwise hinder the Company’s ability to argue the WARN Act does not apply or to take other similar positions.
The Company may excuse Executive from work during all or part of the WARN Act Notice Period and provide Executive with a payment or payments intended to satisfy all or part of any potential WARN Act obligations, including those during the WARN Act Notice Period. If this occurs, any payments or benefits under this Agreement shall be reduced and offset by and may be coordinated with any payment(s) Executive receives during the WARN Act Notice Period. After any reduction and offset, the Company will provide the remaining benefits (subject to the release requirement described in Section 3.5) to Executive.
If Executive is not excused from work following the WARN Act Notice date, the regular salary or wages paid to Executive during the WARN Act Notice Period will constitute Executive’s usual compensation and not a benefit under this Agreement.
3.9No Duplication. In no event shall payments and benefits provided in accordance with this Agreement be made in respect of more than one of Section 3.1, 3.2, 3.3 or 3.4.
SECTION IV
TAX INFORMATION
4.1Section 280G Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be a “Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall not be made if the total of the unreduced aggregate payments and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes), exceeds by at least ten percent (10%) the total after-tax amount of such aggregate payments and benefits after application of the foregoing reduction. The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section and any such payment or benefit constitutes Nonqualified Deferred Compensation or Executive fails to elect an order in which payments or benefits will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Sections 3.1 and 3.2 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (b) above. Within any category of payments and benefits (that is, (a), (b) or (c)), a reduction shall occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.
4.2Section 409A.
a.Section 409A imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Executive. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if Executive is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in this Agreement to the contrary, all amounts that would otherwise be paid or provided to Executive during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six (6) months after Executive’s separation from service.

b.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
c.Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that the release described in Section 3.5 becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
d.Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.
SECTION V
RESTRICTIVE COVENANTS
5.1Executive acknowledges and agrees that the restrictions set forth in this Section V are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Executive’s right to work or earn a living when Executive’s employment with the Company ends for any reason, and (i) Executive (1) served the Company as a Key Employee; and/or (2) served the Company as a Professional; and/or (3) customarily and regularly solicited Customers and/or Prospective Customers for the Company; and/or (4) customarily and regularly engaged in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company; and/or (5) (A) had a primary duty of managing a department or subdivision of the Company, (B) customarily and regularly directed the work of two or more other employees, and (C) had the authority to hire or fire other employees; and/or (ii) Executive’s position was a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Employees of the Company, (4) information concerning Customers of the Company, and/or (5) information concerning Prospective Customers of the Company.
a.Trade Secrets and Confidential Information. Executive shall not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Executive’s possession or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this subsection shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement. The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.Non-Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection shall apply only to those Customers (a) with whom or which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company, or (d) who received products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the Date of Termination.

c.Non-Solicitation of Prospective Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection shall apply only to those Prospective Customers (i) with whom or which Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, or (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company.
d.Non-Recruit of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction shall prohibit Executive from disclosing to any third party the names, background information, or qualifications of any Employee, or otherwise identifying any Employee as a potential candidate for employment. The restrictions set forth in this subsection shall apply only to Employees (a) with whom Executive had Material Interaction, or (b) Executive, directly or indirectly, supervised.
e.Non-Competition. During the Restricted Period, Executive shall not, on Executive’s own behalf or on behalf of any person or entity, engage in the Business within the Territory; provided, however, that Executive may work for a competitor within the Territory and during the Restricted Period if Executive first obtains express written permission from the Chief Executive Officer or the Board. For purposes of this subsection, the term “engage in the Business” shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which Executive performed or in which Executive participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom Executive obtained Confidential Information or Trade Secrets as a result of Executive’s association with the Company.
f.Definitions. For purposes of this Section V only, the capitalized terms shall be defined as follows:
i.“Business” means (x) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two (2) years prior to the Date of Termination, and (y) (1) renting, leasing, and/or selling new or reconditioned residential furniture, consumer electronics, computers (including hardware, software, and accessories), appliances, household goods, and home furnishings; provided, however, that for the purposes of this Agreement the Business shall not include selling new goods or merchandise by Executive or on behalf of or as an employee of any entity or individual that has no involvement in rental, leasing, rent-to-own, or similar activity related to such goods or merchandise either on its own, through a subsidiary or affiliated entity or person, or in partnership with any other entity or person; (2) designing, manufacturing, and/or reconditioning of residential furniture of a type especially suited to the leasing, rental, and sales business; and (3) providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Date of Termination, or during the one (1) year period immediately prior to the Date of Termination.
Companies engaged in the Business include, but are not limited to, (i) the following entities and each of their parents, owners, subsidiaries, affiliates, franchisees, assigns, or successors in interest or persons with any of the listed Companies or trade names below, which Executive acknowledges and agrees directly compete with the Company: AcceptanceNow; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; billfloat; Bluestem Brands, Inc.; Conn’s, Inc.; Crest Financial; Curacao Finance; Discovery Rentals; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; Genesis Financial Solutions, Inc.; Lendmark Financial Services, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMain Financial Holdings, Inc.; Purchasing Power, LLC; Regional Management Corp.; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander Consumer USA Inc.; SmartPay Leasing, Inc.; Springleaf Financial; TEMPOE; Tidewater Finance Company; and WhyNotLeaseIt, and/or (ii) the franchisees of the Company.
ii.“Confidential Information” means: (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that: (A) relates to the business of the Company, (B) was disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with the Company, (D) possesses an element of value to the Company, and (D) is not generally known to the Company’s competitors, and (2) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to: (I) methods of operation, (II) price lists, (III) financial information and projections, (IV) personnel data, (V) future business plans, (VI) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (VII) advertising or marketing plans, (VIII) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company, and (IX) personal information concerning owners and members of the Company.

Confidential Information shall not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.
iii.“Customer” means any person or entity to which the Company has sold its products or services.
iv.“Employee” means any person who (i) is employed by the Company on the Date of Termination, or (ii) was employed by the Company during the last year of Executive’s employment with the Company.
v.“Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, or other business relationships during the course of Executive’s employment with the Company, Executive will gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Customers, vendors, or other business relationships, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company. Such term also means that Executive will possess selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company.
vi.“Material Interaction” means any interaction with an Employee which related, directly or indirectly, to the performance of Executive’s duties or the Employee’s duties for the Company.
vii.“Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.
viii.“Prospective Customer” means any person or entity to which the Company has solicited to purchase the Company’s products or services.
ix.“Restricted Period” means twenty-four (24) months after the Date of Termination.
x.“Territory” means within each of the following discrete, severable, geographic areas:
(A)any state or province in which Executive performed services for or on behalf of the Company during the last two (2) years of Executive’s employment with the Company (or during Executive’s employment if employed less than two (2) years); and/or if this subclause or any portion thereof is found to be unenforceable;
(B)the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia) and Canada (including the following provinces: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; and/or if this subclause or any portion thereof is found to be unenforceable;
(C)Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wyoming, the District of Columbia, Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; and/or if this subclause or any portion thereof is found to be unenforceable;
(D)the state of Georgia; and/or if this subclause or any portion thereof is found to be unenforceable;
(E)the Metropolitan Statistical Area of Atlanta-Sandy Springs-Roswell, Georgia as designated by the Office of Management and Budget and used by the U.S. Census Bureau in its most recent census as of the Date of Termination; and/or if this clause of any portion thereof is found to be unenforceable;
(F)the counties of Fulton, Gwinnett, Cobb, Dekalb, Clayton, Cherokee, Henry, Forsyth, Paulding, Douglas, Coweta, Carroll, Fayette, Newton, Barton, Rockdale, Walton, Barrow, Spalding, Pickens, Haralson, Butts, Dawson, Meriwether, Lamar, Morgan, Pile, Jasper, and Heard, Georgia; and/or if this subclause or any portion thereof is found to be unenforceable;

(G)the city of Atlanta, Georgia; and/or if this subclause or any portion thereof is found to be unenforceable;
(H)a fifteen (15) air mile radius of 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
The Company and Executive acknowledge and agree that the Territory described above (i) represents a good faith estimate of the geographic areas that are applicable at the time of termination of Executive’s employment; (ii) shall be construed ultimately to cover only so much of such estimate as relates to the geographic areas actually involved within a reasonable period of time prior to Executive’s termination; and (iii) is drafted in such a way that a court may modify the definition and grant only the relief reasonably necessary to protect such legitimate business interests.
xi.“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
5.2Injunctive Relief. If Executive breaches or threatens to breach any portion of this Agreement, Executive agrees that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, Executive shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
5.3Independent Enforcement. Each of the covenants set forth in Section 5.1 above shall be construed as an agreement independent of (a) each of the other covenants set forth in Section 5.1, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 5.1 above. The Company shall not be barred from enforcing any of the covenants set forth in Section 5.1 above by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with Executive.
5.4Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
5.5Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to Article V shall survive and remain in effect for the periods described herein.
SECTION VI
DISPUTES
6.1Arbitration.
a.Rules; Jurisdiction. Any controversy, dispute or claim between the parties, including any controversy, dispute or claim arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of Executive, or the termination of Executive’s employment (a “Disputed Matter”) will be resolved pursuant to this Article VI. Any such controversy, dispute or claim will be settled in Atlanta, Georgia, in accordance with the applicable rules of the American Arbitration Association (the “AAA”) then in effect; provided, however, that a breach of the obligations under Article V may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. If the rules of the AAA differ from any provisions of this Agreement, the provisions of this Agreement will control.
b.Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except as otherwise expressly provided herein.

c.Binding Effect. The arbitrator will have the authority to grant only such equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Disputed Matter, and the decision of the arbitrator within the scope of the submission will be final and conclusive upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having subject matter jurisdiction to render such judgment. In the event any provision of this Article VI is found to be unenforceable for any reason by a court or an arbitrator, the court or arbitrator, as the case may be, shall reform this Article VI to the extent necessary to render it enforceable.
d.Time for Arbitration. Any demand for arbitration involving an alleged breach of this Agreement shall be filed within one (1) year of the date the claim became known or should have become known; provided, however, any claim involving an alleged statutory obligation may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.
e.Payment of Costs. To the extent permitted by applicable law, each party hereby agrees to pay one half the arbitrator’s fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.
f.Burden of Proof; Basis of Decision. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding except where otherwise specifically provided in this Agreement, and the decision shall be based on the application of the law of the State of Georgia (as determined from statutes, court decisions and other recognized authorities) to the facts found by the arbitrator.
SECTION VII
SUCCESSORS
7.1In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Article VII shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer.
7.2This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION VIII
NOTICES
8.1For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by (1) United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt; or (2) personal delivery to the Chief Executive Officer:
To the Company:
Aaron’s, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339
Attention: Chief Executive Officer

Copy to (which shall not constitute notice):

Aaron’s, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30305-2377
Attention: VP, Compensation & Benefits

To Executive: At Executive’s most recent mailing address in the records of the Company, or at Executive’s employee email address (during employment)

SECTION IX
MISCELLANEOUS
9.1Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted from time to time). Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision. This Section 9.1 shall survive the termination of this Agreement for a period of three (3) years.
9.2This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. Except as otherwise provided in Section 5.10, no amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.
9.3No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.4No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
9.5The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
9.6The Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia.
9.7This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows. Remainder of page left intentionally blank.]

[Signature page to Severance and Change-in-Control Agreement]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.
AARON’S, INC.

By:    ____________________________________________
Name: __________________________________________
Title: ___________________________________________
Date: ___________________________________________

EXECUTIVE

________________________________________________

Date: ___________________________________________